Exhibit 99.1

CITI TRENDS ANNOUNCES SECOND QUARTER 2018 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

Year-to-date, earnings per diluted share up 83%, or 52% on an adjusted basis*

Second quarter comparable store sales increased 3.3%

SAVANNAH, GA (August 23, 2018) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the second quarter of fiscal 2018.

Financial Highlights — Second quarter ended August 4, 2018

Total sales in the second quarter ended August 4, 2018 increased 9.5% to $182.0 million, compared with $166.2 million in the second quarter ended July 29, 2017.  The year-over-year comparison of total quarterly sales included a benefit of approximately $6.7 million due to a shift in the weeks that were included in the second fiscal quarter this year in relation to last year.  With a 53-week fiscal year in 2017, each quarter of fiscal 2018 starts one week later than in the prior year, resulting in the second quarter of fiscal 2018 adding a strong back-to-school week at the beginning of August and losing a smaller sales week at the beginning of the quarter.  Comparable store sales increased 3.3%, comparing the 13 weeks ended August 4, 2018 with the 13 weeks ended August 5, 2017.

The Company had net income of $3.2 million in the second quarter of 2018, compared with a net loss in last year’s second quarter of ($0.2) million on a GAAP basis, or net income of $0.4 million when adjusted for proxy contest-related expenses* incurred in the second quarter of 2017.  Earnings per diluted share in this year’s second quarter were $0.24, compared with a loss per diluted share in the second quarter of 2017 of $(0.01) on a GAAP basis, or earnings per diluted share of $0.03 when adjusted for proxy contest-related expenses*.

During the second quarter, the Company opened three new stores, relocated or expanded four stores and closed two stores.

Financial Highlights — First half ended August 4, 2018

Total sales in the first half of fiscal 2018 increased 7.3% to $393.0 million, compared with $366.2 million in the first half of fiscal 2017.  Comparable store sales increased 2.7% in the first half of this year, comparing the 26 weeks ended August 4, 2018 with the 26 weeks ended August 5, 2017.

Net income was $14.5 million in the first half of 2018, compared with net income in last year’s first half of $8.7 million on a GAAP basis, or $10.4 million when adjusted for proxy contest-related expenses*.  Earnings per diluted share in the first half of 2018 were $1.08, compared with earnings per diluted share in the first half of 2017 of $0.59 on a GAAP basis, or $0.71 when adjusted for proxy contest-related expenses*.

Bruce Smith, President and Chief Executive Officer, commented, “Our second quarter reflected a significant improvement in earnings, highlighted by a 3.3% increase in comparable store sales and a benefit to total sales from a shift in the fiscal calendar in relation to 2017, together with healthy gross margin expansion and expense leverage.”

Smith further noted, “Importantly, the comparable store sales increase included positive contributions from all five of our major merchandise categories, as well as higher transaction counts and increases in the average unit sale and units per transaction.  In addition, the earnings improvement reflected a much lower income tax rate due to the enactment of the Tax Cuts and Jobs Act.  The second quarter results, combined with a similarly strong first quarter, led to an 83% increase in earnings per diluted share, or a 52% increase in earnings per diluted share on an adjusted basis*, during the first half of 2018.”

Guidance

The Company provided the following guidance for the remainder of fiscal 2018:

•                  The Company is raising its full year fiscal 2018 earnings per diluted share expectations to a range of $1.65 to $1.75, up from previous guidance of $1.55 to $1.70.

•                  Comparable store sales are expected to increase in a range of 2% to 3% in both the third and fourth quarters.  Thus far, in the fiscal month of August, comparable store sales have increased 9%; however, the Company believes a range of 2% to 3% is an appropriate expectation for the second half of the year, similar to the actual results in the first half of the year.

•                  Total sales are expected to increase in a range of 2% to 3% in the third quarter.  While the second quarter included a benefit to total sales from the shift in the fiscal calendar, the third quarter year-over-year comparison of total sales is expected to be adversely impacted by approximately $5 million, due to a strong back-to-school week at the beginning of August shifting from the third quarter last year to the second quarter this year.  The week at the beginning of November that will shift into the third quarter this year is typically a lower sales week than the week at the beginning of August.

•                  Total sales are expected to decrease in a range of 2% to 3% in the fourth quarter due to having one fewer week this year than in last year’s 14-week fourth quarter of a 53-week year.

•                  Earnings (loss) per diluted share are expected to be in a range of ($0.03) to $0.02 in the third quarter, compared to $0.05 in last year’s third quarter, and a range of $0.60 to $0.65 in the fourth quarter, compared to $0.38 in the fourth quarter of 2017.

Capital Return Program

The Company announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per common share, payable on September 18, 2018, to shareholders of record as of the close of business on September 4, 2018.

During the first half of 2018, the Company repurchased 731,000 shares of its common stock at an aggregate cost of $21.0 million.  On August 4, 2018, $4.0 million remained available under the existing stock repurchase authorization.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (303) 223-4366.  A replay of the conference call will be available until August 30, 2018, by dialing (402) 977-9140 and entering the passcode, 21893704.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, under the Investor Relations section, beginning today at  9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 554 stores located in 31 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

*Non-GAAP Financial Measure

The non-GAAP financial measures discussed herein are reconciled to their corresponding GAAP measures at the end of this press release.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,”

“plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 3, 2018.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith
President and Chief Executive Officer
(912) 443-2075

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 4, 2018	July 29, 2017
	(unaudited)	(unaudited)
Net sales	$181,999	$166,200

Cost of sales (exclusive of depreciation shown separately below)	(110,398)	(102,175)
Selling, general and administrative expenses	(62,285)	(59,834)
Depreciation	(4,676)	(4,589)
Asset impairment	(942)	(77)
Income (loss) from operations	3,698	(475)
Interest income	363	215
Interest expense	(38)	(37)
Income (loss) before income taxes	4,023	(297)
Income tax (expense) benefit	(788)	87
Net income (loss)	$3,235	$(210)

Basic net income (loss) per common share	$0.24	$(0.01)
Diluted net income (loss) per common share	$0.24	$(0.01)

Weighted average number of shares outstanding
Basic	13,314	14,382
Diluted	13,351	14,382

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
	(unaudited)	(unaudited)
Net sales	$393,031	$366,155

Cost of sales (exclusive of depreciation shown separately below)	(239,811)	(224,565)
Selling, general and administrative expenses	(125,290)	(120,321)
Depreciation	(9,650)	(8,887)
Asset impairment	(942)	(77)
Income from operations	17,338	12,305
Interest income	658	401
Interest expense	(75)	(74)
Income before income taxes	17,921	12,632
Income tax expense	(3,389)	(3,952)
Net income	$14,532	$8,680

Basic net income per common share	$1.08	$0.60
Diluted net income per common share	$1.08	$0.59

Weighted average number of shares outstanding
Basic	13,446	14,550
Diluted	13,491	14,598

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	August 4, 2018	July 29, 2017
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$40,992	$30,195
Short-term investment securities	36,009	32,669
Inventory	138,801	131,989
Prepaid and other current assets	17,701	16,783
Property and equipment, net	57,154	63,795
Long-term investment securities	13,020	26,748
Other noncurrent assets	7,105	7,485
Total assets	$310,782	$309,664

Liabilities and Stockholders’ Equity:
Accounts payable	$72,096	$67,256
Accrued liabilities	27,358	26,788
Other current liabilities	2,005	1,803
Noncurrent liabilities	8,338	8,705
Total liabilities	109,797	104,552

Total stockholders’ equity	200,985	205,112
Total liabilities and stockholders’ equity	$310,782	$309,664

CITI TRENDS, INC.

RECONCILIATION OF GAAP BASIS OPERATING RESULTS TO

ADJUSTED NON-GAAP OPERATING RESULTS

(unaudited)

(in thousands, except per share data)

The Company makes reference in this release to net income adjusted for proxy contest expenses and earnings per diluted share adjusted for proxy contest expenses for the thirteen and twenty-six week periods ended July 29, 2017.  The Company believes that excluding proxy contest expenses and their related tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior and future periods, and as such, may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for net income or earnings per diluted share prepared in accordance with generally accepted accounting principles (GAAP).

	Thirteen Weeks Ended July 29, 2017
	As Reported	Adjustment (1)	As Adjusted
	(unaudited)	(unaudited)	(unaudited)

Net sales	$166,200	$—	$166,200

Cost of sales (exclusive of depreciation shown separately below)	(102,175)	—	(102,175)
Selling, general and administrative expenses	(59,834)	926	(58,908)
Depreciation	(4,589)	—	(4,589)
Asset impairment	(77)	—	(77)
(Loss) income from operations	(475)	926	451
Interest income	215	—	215
Interest expense	(37)	—	(37)
(Loss) income before income taxes	(297)	926	629
Income tax benefit (expense)	87	(271)	(184)
Net (loss) income	$(210)	$655	$445

Basic net (loss) income per common share	$(0.01)		$0.03
Diluted net (loss) income per common share	$(0.01)		$0.03

Weighted average number of shares outstanding
Basic	14,382		14,382
Diluted	14,382		14,417

	Twenty-Six Weeks Ended July 29, 2017
	As Reported	Adjustment (1)	As Adjusted
	(unaudited)	(unaudited)	(unaudited)

Net sales	$366,155	$—	$366,155

Cost of sales (exclusive of depreciation shown separately below)	(224,565)	—	(224,565)
Selling, general and administrative expenses	(120,321)	2,516	(117,805)
Depreciation	(8,887)	—	(8,887)
Asset impairment	(77)	—	(77)
Income from operations	12,305	2,516	14,821
Interest income	401	—	401
Interest expense	(74)	—	(74)
Income before income taxes	12,632	2,516	15,148
Income tax expense	(3,952)	(787)	(4,739)
Net income	$8,680	$1,729	$10,409

Basic net income per common share	$0.60		$0.72
Diluted net income per common share	$0.59		$0.71

Weighted average number of shares outstanding
Basic	14,550		14,550
Diluted	14,598		14,598

(1)  Proxy contest expenses and related tax effects